For information contact:
Craig Dynes
Chief Financial Officer
617-866-6020
craig.dynes@pega.com

Pegasystems Announces Preliminary Financial Results for 2006;
Files Third Quarter 10-Q and Amends SEC Filings to Restate Prior Results

CAMBRIDGE, Mass., April 25, 2007 - Pegasystems Inc. (Nasdaq: PEGA) today announced that for the full year 2006 it expects total revenue to be approximately $126 million and for the Company to be profitable. The Company ended 2006 with $128 million in total cash and investments, an increase of $13 million from the end of 2005.

The Company filed an amendment to its 2005 Annual Report on Form 10-K and amendments to its first and second quarter 2006 Quarterly Reports on Form 10-Q, in each case to restate certain previously issued financial statements and other financial information. The following table shows selected financial information for 2005 and the six months ended June 30, 2006, as previously reported and as restated:

Selected Financial Performance
	Year ended Dec 31, 2005		Six Months ended June 30, 2006
(In millions, except per share data and percentages)	As Previously Reported	As Restated	As Previously Reported	As Restated
Total Revenue	$ 102.0	$ 100.2	$ 56.7	$ 56.5
License Revenue	$ 40.8	$ 40.9	$ 13.9	$ 13.8
% of Total Revenue	40%	41%	24%	24%
Services Revenue	$ 61.2	$ 59.3	$ 42.9	$ 42.7
% of Total Revenue	60%	59%	76%	76%
Gross Profit	$66.4	$66.9	$31.7	$31.4
Income (Loss) From Operations	$0.5	$1.2	$(5.3)	$(5.7)
Net Income (Loss)	$4.7	$5.2	$(0.9)	$(1.2)
Earnings (Loss) Per Share, Basic	$ 0.13	$ 0.15	$ (0.03)	$ (0.03)
Earnings (Loss) Per Share, Diluted	$ 0.13	$ 0.14	$ (0.03)	$ (0.03)

Pegasystems also filed its third quarter 2006 Quarterly Report on Form 10-Q (the "Third Quarter 10-Q"). The following table shows selected financial information for the three and nine months ended September 30, 2006 and 2005:
Selected Financial Performance
	Three months ended Sep 30,		Nine months ended Sep 30,
(In millions, except per share data and percentages)	2006	2005 (As Restated)	2006	2005 (As Restated)
Total Revenue	$ 33.5	$ 27.2	$ 90.1	$ 74.5
License Revenue	$ 8.5	$ 11.7	$ 22.3	$ 30.5
% of Total Revenue	25%	43%	25%	41%
Services Revenue	$ 25.0	$ 15.5	$ 67.7	$ 44.0
% of Total Revenue	75%	57%	75%	59%
Gross Profit	$18.4	$17.8	$49.7	$50.4
Income (Loss) From Operations	$(2.1)	$2.0	$(7.8)	$1.7
Net Income (Loss)	$(0.4)	$2.2	$(1.6)	$3.0
Earnings (Loss) per Share, Basic	$ (0.01)	$ 0.06	$ (0.04)	$ 0.08
Earnings (Loss) per Share, Diluted	$ (0.01)	$ 0.06	$ (0.04)	$ 0.08

The Company was notified in November 2006 by the Nasdaq Listing Qualifications Department ("Nasdaq") that the Company was out of compliance with the filing requirement for continued listing of the Company's common stock, as a result of the Company's delay in filing the Third Quarter 10-Q. In March 2007, Nasdaq notified the Company that it was also out of compliance with the filing requirement for continued listing as a result of the Company's delay in filing its Annual Report on Form 10-K for 2006 (the "2006 10-K"). Nasdaq agreed to stay the delisting of the Company's stock, subject to the condition that the Company file with the SEC on or before April 25, 2007 the Third Quarter 10-Q, the 2006 10-K and the restatement-related amendments.

The Company expects to file its 2006 10-K next week. The Company has requested an extension from Nasdaq with respect to the 2006 10-K, given that the restatement-related amendments and Third Quarter 10-Q have been filed and further given that the Company only became delayed in filing the 2006 10-K last month. There can be no assurance Nasdaq will grant the Company's extension request. Once the Company has filed the 2006 10-K, it will issue a press release announcing the filing of the 2006 10-K and scheduling a conference call to discuss its financial results for the third quarter of 2006 and for the full year 2006.

Craig Dynes, the Company's Chief Financial Officer, said, "We have now completed and filed all of our restatements. We are pleased to have filed our third quarter 2006 Form 10-Q and we are working diligently to file our 2006 Form 10-K and to regain compliance with the filing requirement for continued listing on the Nasdaq Global Select Market."

About Pegasystems

Pegasystems Inc. (NASDAQ: PEGA) provides software to automate complex, changing business processes. Pegasystems, the leader in unified process and rules technology, gives business people and IT departments the ability to use best processes across the enterprise and outperform their competition.

Our new class of Business Process Management (BPM) technology makes enterprise systems easy to use and easy to change. By automating policy manuals, system specifications and lines of manual coding with dynamically responsive updates, Pegasystems powers the world's most sophisticated organizations to Build for Change(R).

Pegasystems' award-winning, standards-based BPM suite is complemented with best-practice solution frameworks to help leaders in the financial services, insurance, healthcare, life sciences, government and other markets drive growth and productivity.

Headquartered in Cambridge, Mass., Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

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